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                                                                    Exhibit 99.2

                      [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON]


                                                           FOR IMMEDIATE RELEASE



                     STEPHEN R. VOLK NAMED CHAIRMAN OF CSFB

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         APPOINTMENT UNDERSCORES FIRM'S INTENSE FOCUS ON CLIENT SERVICE

NEW YORK, JANUARY 31, 2002 - Credit Suisse First Boston (CSFB) today announced that Stephen R. Volk has been appointed Chairman of the Firm. He succeeds Joe L. Roby who, as previously announced, became Chairman Emeritus and Senior Advisor at the end of December. Mr. Roby remains a member of CSFB's Executive Board and will devote a major part of his time to the Firm's client development activities.

Mr. Volk, who joined CSFB as Vice Chairman in July 2001, will continue to work closely with Chief Executive Officer John J. Mack on day-to-day strategic management of the Firm and focus, in particular, on helping CSFB maintain an intense focus on delivering the highest level of service to its clients.

John J. Mack, CEO of CSFB, said, "Steve Volk has brought to CSFB extraordinary



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experience and judgment gained over four decades working as an advisor in the financial services industry and on major financial transactions worldwide. He has earned the trust and esteem of CEOs and corporate boards from many leading companies by providing frank, strategic counsel that is always focused on the client's long-term interests. At CSFB, Steve has played a key role working with me in the strategic management of the Firm and made a major contribution working with people throughout the Firm to sharpen our client focus and develop deeper and broader relationships with clients around the globe."

For 10 years prior to joining CSFB, Mr. Volk served as managing partner at the law firm of Shearman & Sterling, where he advised boards and senior executives on major transactions and organizational change at many leading multinational companies. He joined Shearman & Sterling in 1960 and became a partner in 1968.

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Credit Suisse First Boston (CSFB) is a leading global investment bank serving institutional, corporate, government and individual clients. CSFB's businesses include securities underwriting, sales and trading, investment banking, private equity, financial advisory services, investment research, venture capital and correspondent brokerage services.

CSFB operates in over 89 locations across more than 37 countries on 6 continents. The Firm is a business unit of the Zurich-based Credit Suisse Group, a leading global financial services company. For more information on Credit Suisse First Boston, please visit our Web site at http://www.csfb.com.

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Press Contacts: Victoria Harmon      CSFB - New York             (212) 325-6914